UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 17, 2022

CEA INDUSTRIES INC.

(Formerly known as Surna Inc.)(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

385 South Pierce Avenue, Suite C

Louisville, Colorado 80027

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 993-5271

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	n/a	n/a

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03. Material Modification to Rights of Security Holders.

On January 17, 2022, the Board of Directors (“Board”) of CEA Industries Inc. (“Company”) modified the by-laws of the Company to expand the Board to five persons, thereby creating two vacancies.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2022 the Board modified the by-laws of the Company to expand the Board to five persons, thereby creating two vacancies, which the Board then filled by appointment of Messrs. Troy Reisner and Marion Mariathasan as directors, to take effect immediately.

Troy Reisner, 55, is the CFO of Keystone Tower Systems, Inc., a technology innovation and manufacturing company that is disrupting the commercial wind tower industry by bringing automated manufacturing technology that will produce towers 10x faster than current factories with technology that can be deployed on-site. At Keystone, he leads the finance and accounting functions, including capital raising and corporate governance matters, and serves as an executive team member. Prior to joining Keystone, Mr. Reisner was a partner with Deloitte from which he retired. He spent over 30 years advising public companies on audit, accounting, M&A and SEC reporting matters in the St. Louis, Missouri, New York, New York, and Denver, Colorado practices. Mr. Reisner brings significant cumulative knowledge and expertise in accounting and auditing, including PCAOB auditing standards, M&A transactions, financial due diligence, financial reporting, including expertise in SEC rules, regulations & reporting, internal controls over financial reporting, and capital market and corporate governance experience and expertise.

Marion Mariathasan, 47, is the CEO and Co-Founder of Simplifya, the cannabis industry’s leading regulatory and operational compliance software platform. The company’s suite of products takes the guesswork out of confusing and continually changing state and local regulations. Featuring SOPs, badge tracking, document storage, tailored reporting and employee accountability features, the company’s Custom Audit software reduces the time clients spend on compliance by up to 45 percent. Marion is also a serial entrepreneur who has founded or advised numerous startups. He is currently an investor in 22 domestic and international companies that range from cannabis companies to dating apps - four of which he serves as a board member. Marion studied Architecture and Computer Science at the University of Kansas and Computer Information Systems with a minor in Business Management from Emporia State University. Marion is a regular guest speaker at events such as Denver Start-Up Week, Colorado University’s program on social entrepreneurship, various universities on the topic of entrepreneurship and the United Nations Global Accelerator Initiative.

In connection with the appointment of Messrs. Reisner and Mariathasan, the Board formed three committees, an audit committee, nominations committee and a compensation committee.

Mr. Reisner was appointed to the audit committee, as the committee chair, along with Messrs. Shipley and Etten.

Mr. Etten was appointed to the nominations committee, as the committee chair, along with Mr. Mariathasan.

Mr. Shipley was appointed to the compensation committee, as the committee chair, along with Mr. Reisner.

The Board determined that for regulatory compliance requirements, Mr. Reisner to be financially literate and all of Messrs. Reisner, Etten, Shipley and Mariathasan were independent directors.

Messrs. Reisner and Mariathasan were each granted restricted stock units of 252,525 shares of common stock to vest on the grant date and 252,525 shares of common stock to vest on January 17, 2023, if the recipient remains in service as an independent director of the Company on that date. Currently, the Company will pay a cash fee of $15,000 per year and additional compensation for acting as a committee chair. (See the 2022 director compensation plan).

The Board also adopted a revised director compensation plan, which is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2022	CEA INDUSTRIES INC.

	By	/s/ Anthony K. McDonald
Anthony K. McDonald
President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	January 2022 Director Compensation Plan

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)